Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated January 27, 2014, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ RBSM LLP

New York, New York
April 21 , 2014